Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Synchrony Financial

We consent to the use of our reports dated February 15, 2019, with respect to (i) the Consolidated Statements of Financial Position of Synchrony Financial and Subsidiaries as of December 31, 2018 and 2017, the related Consolidated Statements of Earnings, Comprehensive Income, Changes in Equity, and Cash Flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and (ii) the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of Synchrony Financial incorporated by reference in this Registration Statement on Form S-8.

/s/ KPMG LLP

New York, New York

July 25, 2019